UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 29, 2014

KID BRANDS, INC.

(Exact Name of Registrant as Specified in Charter)

New Jersey	1-8681	22-1815337
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Meadowlands Plaza, 8th Floor, East Rutherford, New Jersey		07073
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (201) 405-2400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events

Item 8.01 Other Events.

Effective January 29, 2014, Renee Pepys Lowe resigned her position as President of Kids Line, LLC (“Kids Line”) and CoCaLo, Inc. (“CoCaLo”), each wholly-owned subsidiaries (direct and indirect, respectively) of Kid Brands, Inc. (the “Company”), as well as all other officer and/or director positions held with any other affiliate of the Company, in order to spend more time with her family. The confidentiality, non-compete and non-competition provisions of her employment agreement survive such resignation. Ms. Pepys Lowe’s unvested equity awards were forfeited, and vested equity awards will remain exercisable in accordance with their terms.

In connection with her departure, on January 29, 2014, the Company entered into a Consulting Agreement (the “Agreement”), effective February 3, 2014, with RPL and Associates, LLC, a limited liability company of which Ms. Pepys Lowe is member and President (“RPL”), for a one-year term, pursuant to which RPL will provide consulting services to the Company as reasonably requested by the Company’s President and Chief Executive Officer (the “CEO”), to support the Company in design and sales. Unless RPL obtains the prior written consent of the CEO, Ms. Pepys Lowe will personally perform all consulting services under the Agreement. The Agreement may be terminated by either party at any time on 30-days notice, and contains customary mutual releases.

Effective January 29, 2014, Mr. Bradley Sell assumed the position of President of Kids Line and CoCaLo. Since February of 2013, Mr. Sell has served as Chief Operating Officer and Chief Financial Officer of Kids Line and CoCaLo. For over thirteen years prior thereto, he served in various positions at Quiksilver, Inc., a globally diversified company that designs, produces and distributes branded apparel, wintersports equipment, footwear, accessories and related products, including President of Retail, and most recently, Senior Vice President of Financial Operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 29, 2014	KID BRANDS, INC.

	By:	/s/ Jodie Simon Friedman
Name: Jodie Simon Friedman
Title: Vice President and General Counsel